Exhibit 5.5

                         NORTH SHORE CAPITAL ADVISORS CORP.
                                 20 Marlin Lane
                        Port Washington, New York 11050
                                516/765-6220



May 2, 2005



Mr. Steve Gorlin
President
The Gorlin Companies
1234 Airport Road
Suite 105
Destin, Florida 32531

Gentlemen:

     North Shore Capital Advisors Corp. ("NSCA") is pleased to act as non-exclusive financial advisor and investment banker to The Gorlin Companies ("the Company") in connection with: (i) assisting the Company in evaluating potential investments for the Company (ii) introducing the Company and/or any of its portfolio companies to potential investors; and/or (iii) any financing for the Company and/or any of its portfolio companies which may be arranged or provided by a party introduced to the Company by NSCA (a "Financing Agent"). This letter is to confirm our understanding with respect to our engagement. As used in the letter the term "financing" shall mean any bank or institutional loan or any private placement or public offering of debt and/or equity securities by the Company.

     NSCA will assist the Company as provided in clauses (i) and (ii) of the first paragraph of this agreement, in identifying potential Financing Agents and in analyzing, structuring, negotiating and effecting financings with a Financing Agent, on the terms and conditions of this letter. In connection for its services set forth in clauses (i) and (ii) above, during the term of this agreement the Company shall pay NSCA $1,000 per month, payable monthly.

     If, during the term of this agreement or at any time during the 18 months following the termination of this agreement, the Company consummates a financing or enters into an agreement which subsequently results in a financing with a Financing Agent which was first introduced to the Company by NSCA, then the Company shall (a) pay to NSCA a fee equal to 5% of the gross proceeds of such financing, and (b) issue to NSCA a Purchase Option in an amount equal to 10% of the total number of securities issued or issuable in connection with the financing.

     Additionally, the Company agrees to reimburse NSCA promptly upon request made from time to time, for its actual out-of-pocket expenses, incurred in connection with NSCA's engagement hereunder.

     The Company agrees to indemnify NSCA and its affiliates and their respective shareholders, directors, officers, employees, agents and controlling persons (NSCA and each such person being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, related to or arising out of any financing contemplated by this letter or the engagement of NSCA pursuant to, and the performance by NSCA of the services contemplated by, this letter and will reimburse any Indemnified Party for all expenses (including, subject to the provisions of the seventh sentence of this paragraph, reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for, or defense of, any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party, provided that the Company shall have the right to control the defense and settlement of any such claim. The Company will assume the defense of such action or proceeding and will employ counsel reasonably satisfactory to NSCA and will pay the fees and expenses of such counsel. The Company shall not be liable for any settlement effected without the consent of the Company, which consent shall not be unreasonably withheld, and the Company shall not settle any claim without the consent of NSCA, which consent shall not be unreasonably withheld. In addition, the Company further agrees that any settlement entered into by the Company shall include an explicit and unconditional release from the party bringing the claim, action or proceeding of all Indemnified Persons, which release shall be reasonably satisfactory to NSCA. Notwithstanding the obligation of the Company to employ counsel in connection with any such action or proceeding, an Indemnified Party will be entitled to employ counsel separate from counsel for the Company and from any other party in such action if such Indemnified Party reasonably determines that representation by counsel chosen by the Company constitutes a conflict on any significant issue between the positions of such Indemnified Party and the Company, or the Company have failed to provide counsel reasonably satisfactory to the Indemnified Party in a timely manner. In such event, the reasonable fees and disbursements of such separate counsel will be paid promptly by the Company. In no event will the Company be responsible for the fees and expenses of more than one counsel (in addition to any necessary local counsel) for all Indemnified Parties at any time in connection with any action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction. The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is finally judicially determined to have resulted directly from NSCA's gross negligence or intentional misconduct.

     The Company and NSCA agree that if any indemnification or reimbursement sought pursuant to the preceding paragraph is judicially determined to be unavailable for a reason other than the gross negligence or intentional misconduct of NSCA then, whether or not NSCA is the Indemnified Person, the Company, on one hand, and NSCA, on the other hand, shall contribute to the losses, claims, damages, liabilities and expenses for which such indemnification or reimbursement is held unavailable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and NSCA, on the other hand, in connection with the transactions to which such indemnification or reimbursement relates, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative faults of the Company, on the one hand, and NSCA, on the other hand, as well as any other equitable considerations; provided, however, that in no event shall the amount to be contributed by NSCA pursuant to this paragraph exceed the amount of the fees actually received by NSCA hereunder.

     The Company will furnish NSCA with such information as the Company and NSCA believe appropriate to the assignment (all such information so furnished being "Information"). The Company recognizes and confirms that NSCA (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this letter without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information, and (c) will not make an appraisal of any assets of the Company.

     This letter agreement shall be for the initial term of two years commencing upon the date hereof, and thereafter on a month-to-month basis until terminated by the Company or NSCA. The parties hereto agree that the provisions relating to the payment of fees and expenses of NSCA, the indemnification and contribution provisions and the provisions of the succeeding paragraphs will survive the termination of this agreement for any reason.

     Except as required by applicable law, any advice to be provided by NSCA under this agreement shall not be disclosed publicly or made available to third parties without the prior written approval of NSCA, and accordingly such advice shall not be relied upon by any person or entity other than the Company.

     The Company and NSCA each represent to the other parties that there is no other person or entity that is entitled to a finder's fee or any type of brokerage commission in connection with the transactions contemplated by this agreement as a result of any agreement or understanding with it.

     Nothing in this agreement, expressed or implied, is intended to confer or does confer on any person or entity other than the parties hereto or their respective successors and assigns, and to the extent expressly set forth herein, the Indemnified Persons, any rights or remedies under or by reason of this agreement or as a result of the services to be rendered by NSCA hereunder. The Company further agrees that neither NSCA nor any of its controlling persons, affiliates, directors, officers, employees or agents shall have any liability to the Company for any losses, claims, damages, liabilities or expenses arising out of or relating to this agreement or the services to be rendered by NSCA hereunder, unless it is finally judicially determined that such losses, claims, damages, liabilities or expenses resulted directly from the gross negligence or willful misconduct of NSCA.

     The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement, which shall remain in full force and effect.

     This agreement may not be amended or modified except in writing signed by each of the parties and shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to principles of conflict of laws. Any right to trial by jury with respect to this agreement or the services to be rendered by NSCA hereunder is expressly and irrevocably waived. The service of any notice, process, motion or other document in connection with any lawsuit, claim or other proceeding arising out of or relating to this agreement may be effected by registered mail, return receipt requested, if to the Company, to the Company's address set forth herein (or to such other address as the Company may provide in writing to NSCA) or, if to NSCA, to it at 20 Marlin Lane, Port Washington, New York 11050, Attention:
Steven Cohen (or to such other address as NSCA may provide in writing to the Company.)

     Please confirm that the foregoing correctly sets forth our agreement by signing and returning to NSCA the duplicate copy of this letter enclosed herewith.

                                             Very truly yours,

                                            NORTH SHORE CAPITAL ADVISORS CORP.



                                           By:/s/Steven Cohen
                                                 Steven Cohen
                                                 President


Accepted and Agreed
to as of the date first
written above:

THE GORLIN COMPANIES


By:/s/Steve Gorlin
        Steve Gorlin
        President